AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made this 29th day of October, 2001,

B E T W E E N:

ANCHOR LAMINA INC., a corporation incorporated under the laws of Ontario (the “Corporation”)

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ROYAL BANK EQUITY INVESTMENTS LIMITED, a corporation incorporated under the laws of Canada (hereinafter called “RBEIL”)

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ONTARIO TEACHERS’ PENSION PLAN BOARD, a non-share capital corporation under the “Teachers Pension Act, R.S.O. 1990, c.T.1 (hereinafter called “Teachers”)

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HARROWSTON INC., a corporation incorporated under the laws of Ontario (hereinafter called “Harrowston”)

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1479523 ONTARIO INC., a corporation incorporated under the laws of Ontario (hereinafter called “Bidco”)

RECITALS:

A.

Harrowston, RBEIL, Teachers, AKC Acquisition Corp. (a predecessor to the Corporation) and others entered into a unanimous shareholders’ agreement dated August 6, 1997 (the “Shareholders’ Agreement”) governing the Corporation.

B.

Harrowston, RBEIL, Teachers and others entered into an equalization agreement dated August 6, 1997 (the “Equilization Agreement”).

C.

Harrowston, REBIL, Teachers and AKC Acquisition Corp. entered into a secondary offering agreement dated August 1997 (the “Secondary Offering Agreement”).

D.

Harrowston and AKC Acquisition Corp. entered into a letter agreement dated August 6, 1997 (the “Letter Agreement”) regarding the issuance of option to Harrowston.

E.

Bidco acquired control of Harrowston by way of a take-over bid for the common shares of Harrowston, completed on July 24, 2001.  Pursuant to a reorganization of Harrowston completed in anticipation of that take-over bid, Harrowston Holdings Limited (“HHL”), a wholly-owned subsidiary of Harrowston, sold on July 16, 2001 to Harrowston its 90% interest in 1225210 Ontario Limited (“Anchor Holdco”), consolidating 100% ownership of Anchor Holdco in Harrowston.  On July 17, 2001, as part of the same reorganization, Harrowston dissolved Anchor Holdco.  On July 18, 2001, again as part of the same reorganization, Harrowston sold the common shares of the Corporation it acquired upon the dissolution of Anchor Holdco to Harrowston Acquisition Corporation (“HAC”), a wholly-owned subsidiary of Harrowston.  As a result of Bidco’s successful take-over bid for Harrowston, HHL and HAC become indirect subsidiaries of Bidco.

F.

Bidco is controlled by several investment funds managed by TD Capital Group Limited (“TD Capital”), a subsidiary of the Toronto-Dominion Bank.  As Harrowston and TD Capital wish to have the flexibility:  (a) to transfer securities of the Corporation to TD Capital, to any affiliate of TD Capital, to any investment fund managed by TD Capital or by any of the affiliates of TD Capital (including to any of the investment funds owning Bidco), or to any entity controlled by any one or more of such persons; and (b) to restate the management services terms on the Shareholders’ Agreement in a separate agreement, it is desirable that the parties hereto enter into this Amending Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties agree as follows:

1.

In accordance with section 14.2 of the Shareholders’ Agreement, but subject to section 3 of this agreement, the parties to this agreement agree that the Shareholders’ Agreement is amended, and Bidco agrees to be bound by the Shareholders’ Agreement as so amended:

(a)

so that references in the Shareholders’ Agreement to Harrowston will be interpreted as references to Bidco, with appropriate modifications as necessary;

(b)

to add the following definition to section 1.1:

“TD Capital” means TD Capital Group Limited, a corporation incorporated under the Business Corporations Act (Ontario);

(c)

to add the following subsection to section 5.2.1:

“5.2.1.6.         subject to sections 5.2.6 and 5.2.13, to any of the following persons (hereinafter referred to as “TD Related Parties”):

(i)

TD Capital or any of its Affiliates;

(ii)

TD Capital Canadian Private Equity Partners (QLP) L.P.;

(iii)

TD Capital Canadian Private Equity Partners (Barbados) L.P.;

(iv)

TD Capital Canadian Private Equity Partners Ltd.;

(v)

any person (including a corporation, partnership, limited partnership or a trust) which is either managed by TD Capital or any of its Affiliates or has TD Capital or any of its Affiliates as a general partner; or

(vi)

any person controlled by any one or more of the persons referred to in clauses (i) through (v) above.

(d)

to add the following subsection to section 5.2:

“5.2.13.  TD Capital Transfers.  With respect to any Transfer to any TD Related Party, such TD Related Party shall remain a TD Related Party for so long as the TD Related Party continues to hold any Securities.  Prior to the TD Related Party ceasing to be a TD Related Party, such TD Related Party shall transfer the Securities held by it to another TD Related Party or to any other Permitted Transferee.”

2.

The parties to this agreement agree that the Equalization Agreement, the Secondary Offering Agreement and the Letter Agreement are amended so that references to Harrowston will be interpreted as references to Bidco, with appropriate modifications as necessary.

3.

The parties to this agreement acknowledge that the provisions of section 2.22 of the Shareholders’ Agreement in respect of management services provided by Harrowston to the Corporation are hereby restated in the form of agreement attached as Schedule A and that that agreement, when executed, will replace and supersede section 2.22, to the extent of any inconsistency.

4.

For greater certainty, this agreement supersedes all prior agreements to the extent of any inconsistency.

5.

This agreement may be executed by the parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

6.

This agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

IN WITNESS WHEREOF the parties have executed this Agreement.

ANCHOR LAMINA INC.

By:

By:

ROYAL BAND EQUITY INVESTMENTS LIMITED

By:

By:

ONTARIO TEACHERS’ PENSION PLAN BOARD

By:

By:

HARROWSTON INC.

By:

By:

1479523 ONTARIO INC.

By:

By:

SCHEDULE A

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT is made this 29th day of October, 2001,

B E T W E E N:

HARROWSTON INC., a corporation incorporated under the laws of Ontario (hereinafter called “Harrowston”)

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ANCHOR LAMIAN INC., a corporation incorporated under the laws of Ontario (the “Corporation”)

RECITALS:

A.

The Corporation, Harrowston, Royal Bank Equity Investments Limited, Ontario Teachers’ Pension Plan Board and others entered into a unanimous shareholders’ agreement dated August 6, 1997 (the “Shareholders’ Agreement”) governing the Corporation.

B.

Although section 2.22 of the Shareholders’ Agreement provides for certain payments to be made by the Corporation to Harrowston in respect of the provision of management services by Harrowston to the Corporation, the parties to the Shareholders’ Agreement have agreed in an amending agreement dated October 29, 2001 to restate those management service provisions in a separate agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties agree as follows:

1.

The Corporation agrees to pay Harrowston an annual management fee of $500,000, payable in quarterly installments in arrears in consideration for ongoing advice and services to the Corporation provided by Harrowston.

2.

Notwithstanding the foregoing, the $500,000 management fee will not be paid if its payment would result in a default under the Corporation’s loan documentation, in which case, all fees payable will accrue with interest at Prime plus 1%, payable at such time that no default would result.  Harrowston will be reimbursed for any reasonable out-of-pocket fees and expenses incurred in connection with the performance of such services.

3.

All rights and obligations in respect of this Management Services Agreement may be assigned only to TD Capital Group Limited or to any of its wholly-owned subsidiaries.

4.

For greater certainty, this agreement supersedes all prior agreements (to the extent of any inconsistency) and restates and replaces the provisions of section 2.22 of the Shareholders’ Agreement.  Notwithstanding the foregoing, this agreement shall terminate upon the termination of the Shareholders’ Agreement.

5.

Terms not defined in this Management Services Agreement have the definition given them in the Shareholders’ Agreement.

6.

This agreement may be executed by the parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.

This agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

IN WITNESS WHEREOF the parties have executed this Management Services Agreement.

HARROWSTON INC.

By:

By:

ANCHOR LAMINA INC.

By:

By: